Exhibit 99.1

ConocoPhillips Reports First-Quarter Earnings of $2.9 Billion or $2.27 Per Share

Adjusted earnings of $2.6 billion or $2.02 per share

First-Quarter Highlights

  Production of 1.64 million BOE per day
  Worldwide refining capacity utilization rate of 91 percent
  Progressed asset divestiture program
  Repurchased 2 percent of ConocoPhillips shares
  Record earnings in Chemicals segment
  Strategic repositioning into two leading energy companies nears completion

HOUSTON--(BUSINESS WIRE)--April 23, 2012--ConocoPhillips (NYSE:COP) today reported first-quarter earnings of $2.9 billion, compared with first-quarter 2011 earnings of $3.0 billion. Excluding $330 million of special items, first-quarter 2012 adjusted earnings were $2.6 billion. Special items were primarily related to gains on asset dispositions, partially offset by impairments and repositioning costs.

“We operated according to plan during the first quarter of 2012, achieving production and refinery utilization targets,” said Jim Mulva, chairman and chief executive officer. “We continued to progress our asset divestment program and execution of our major projects and growth plans. We also accomplished several repositioning milestones, including obtaining a favorable IRS ruling and final board of directors' approval. Beginning May 1, 2012, our company will become two leading, independent energy companies, ConocoPhillips and Phillips 66.”

Exploration & Production (E&P)

E&P’s first-quarter 2012 earnings were $2,548 million, compared with $2,352 million a year ago. Excluding special items, first-quarter 2012 adjusted earnings were $2,131 million, compared with $2,197 million for the first quarter of 2011. The slight decrease of $66 million was primarily due to reduced volumes, higher taxes and lower natural gas prices, partially offset by higher crude oil and liquefied natural gas (LNG) prices.

In the first quarter, E&P results benefited from strong crude oil prices. However, this strength in crude oil prices was offset by weakness in North American natural gas markets and natural gas liquids (NGL) prices, as well as a widening spread between crude oil and bitumen prices. First-quarter results were also adversely impacted by approximately $85 million after-tax from differences between production and sales volumes and other timing impacts.

Production for the quarter was 1.64 million barrels of oil equivalent (BOE) per day, 65,000 BOE per day lower compared with a year ago. Excluding the decrease in production from dispositions and the suspension of operations at the Peng Lai Field in Bohai Bay, production was 9,000 BOE per day higher than a year ago. The company’s continuing development of U.S. shale plays and Canadian oil sands, combined with lower downtime and improved well performance, more than offset normal field decline.

Libyan operations resumed, with average production of 36,000 BOE per day for the quarter. By quarter-end, gross production from Peng Lai was 40,000 barrels per day under an approved interim reservoir management plan. This plan is designed to prepare Peng Lai for a safe return to normal operations. The company continues its administrative discussions with the State Oceanic Administration to resolve outstanding claims.

Second- and third-quarter production is expected to be impacted by major turnarounds, scheduled maintenance, seasonality and dispositions. Consistent with previous guidance, full-year production for 2012 is expected to be 1.55-1.60 million BOE per day, dependent on the timing of dispositions.

ConocoPhillips continues to execute compelling near-term growth opportunities on high-margin projects. In the United States, Eagle Ford, Bakken and Permian are currently contributing about 135,000 BOE per day. In the company's Canadian oil sands operations, first-quarter production increased by approximately 5,000 BOE per day from year-end 2011. Production in all these areas is expected to grow throughout the year.

In the North Sea, development continues across a number of high-margin growth projects. At the Jasmine Field, subsurface results are exceeding expectations as the development progresses toward first production in 2013. Development continues at the Ekofisk South and Eldfisk II expansion projects toward startup in 2013 and 2014, respectively. In Malaysia, platforms were lifted into place at the Gumusut Project during the quarter, with first production expected in late 2012. At the Australia Pacific LNG Project, final investment decision on the second LNG train is expected during the second quarter of 2012.

During the quarter, the company completed the acquisition of two deepwater blocks in Angola’s emerging subsalt play trend; and in the deepwater Gulf of Mexico, the company was awarded 74 blocks from lease sale 218 held in the fourth quarter of 2011. In the Browse Basin, offshore northwest Australia, the appraisal program has resumed with the drilling of the Boreas well. The well should reach its targeted depth in the third quarter. Later in 2012, the company expects to drill additional opportunities in the Gulf of Mexico, including the Tiber and Shenandoah appraisals.

For the quarter, E&P invested in a $4.2 billion capital program, which included approximately $500 million for the leasehold acquisitions described above. For the full year of 2012, E&P expects its capital program to be approximately $15 billion.

ConocoPhillips remains committed to delivering leading shareholder distributions and maintaining financial discipline. The company is on pace to complete approximately $5 billion of share repurchases by the end of the second quarter of 2012. Further share repurchases will be tied to ongoing asset dispositions as the company completes its portfolio optimization.

“As an exclusive E&P company, with a strong and substantial asset base, ConocoPhillips will have the size and scale, financial strength, capabilities and competencies to pursue opportunities around the world,” said Ryan Lance, designated chairman and CEO of ConocoPhillips. “We will offer a secure, sector-leading dividend, 3 to 5 percent annual production growth, 3 to 5 percent annual margin improvement and a continued focus on returns. We have the portfolio and the plans to deliver these results through our pipeline of captured opportunities.”

Refining & Marketing (R&M), Chemicals and Midstream

R&M’s worldwide crude oil capacity utilization rate was 91 percent, reflecting minimal unplanned downtime. The U.S. refining capacity utilization rate was 89 percent and the international rate was 97 percent. In addition, the worldwide clean product yield remained at 84 percent.

R&M earnings were $452 million, compared with $482 million a year ago. The slight decrease was primarily due to lower refining margins, partially offset by higher marketing margins. Refining margins decreased as the impact of less favorable crude differentials more than offset improved market crack spreads. Pre-tax turnaround expenses for the quarter were $176 million, in line with expectations.

The Chemicals segment posted record earnings of $218 million for the first quarter. Earnings were higher than the prior year, primarily due to higher margins. Industry margins for ethylene during the quarter were among the highest recorded in 20 years. With domestic ethylene utilization rates for the quarter averaging more than 100 percent, the business was able to capture these strong margins. The Saudi Polymers Company integrated petrochemicals complex at Jubail Industrial City, Saudi Arabia, where construction was completed in 2011, is expected to begin commercial production in the second quarter of 2012.

Midstream earnings of $93 million increased over a year ago due to higher volumes from less downtime and improved operational performance. Growth in extracted NGL volumes from Permian, Eagle Ford and the Denver-Jules Basin also contributed to the volume increase year over year. Development continues on DCP Midstream’s Sand Hills Pipeline Project, which will provide critical new capacity for NGL transportation from the Permian and Eagle Ford producing basins to market centers along the Gulf Coast. Sand Hills will be phased into service, with completion of the first phase planned by the third quarter of 2012 to accommodate DCP Midstream’s growing Eagle Ford liquids volumes. Service to the Permian Basin is anticipated as soon as the third quarter of 2013.

With ongoing increases projected in NGL and shale oil and gas production, significant opportunities are expected to expand the midstream business and grow chemicals capacity.

Phillips 66 will be an advantaged downstream company, with R&M, Midstream and Chemicals businesses. Each of these businesses is already a leader in its respective industry. R&M has one of the broadest geographic bases of its peers. The Midstream business, primarily conducted through DCP Midstream, LLC, is one of the largest gatherers and processors of natural gas and NGL. The Chemicals business, conducted through Chevron Phillips Chemical Company LLC (CPChem), is one of the largest producers of olefins and polyolefins and has spent the last decade building a strong position in the Middle East. CPChem also has significant assets in the United States which are advantaged given NGL sourced from North American shale plays. This strong portfolio will give Phillips 66 a unique competitive advantage.

“Phillips 66’s strategic priorities are enhancing returns on capital, delivering profitable growth and growing shareholder distributions,” said Greg Garland, designated chairman and CEO of Phillips 66. “We are focused on operational excellence and building a great organization to execute our strategic plans. We will improve returns by capturing margin improvement opportunities, improving clean product yields and shifting capital to our higher-return Chemicals and Midstream businesses where there are growth opportunities. Our financial strength and flexibility will be a key part of our success. We will pay a competitive dividend, plan to grow that dividend over time, and will direct free cash to paying down debt, strategic investments and share repurchases.”

Corporate and Other

Corporate expenses for the quarter were $360 million after-tax, compared with $304 million for the first quarter of 2011. Excluding special items of $95 million related to repositioning costs, adjusted corporate expenses were $265 million for the first quarter of 2012, $39 million improved compared with a year ago, primarily due to lower net interest expense and benefit-related expenses. Repositioning costs consisted of legal, information technology and other consulting services; benefit-related expenses; and interest expense associated with Phillips 66 senior notes. This brings total repositioning costs incurred through the first quarter of 2012 to $120 million after-tax.

During the first quarter of 2012, ConocoPhillips repurchased approximately 25 million of its shares, or 2 percent of shares outstanding, for $1.9 billion. This brings the company’s total shares repurchased to approximately 16 percent of the shares outstanding at the inception of the repurchase program in 2010.

First-Quarter Financial Highlights

ConocoPhillips’ first-quarter 2012 earnings were $2.9 billion, or $2.27 per share, compared with earnings of $3.0 billion, or $2.09 per share, for the same period in 2011. First-quarter 2012 earnings included gains from asset sales of $987 million, largely from the Vietnam business unit sale, as well as noncash impairments of $562 million, primarily related to the Mackenzie Gas Project and associated leaseholds.

First-quarter adjusted earnings were $2.6 billion, or $2.02 per share, compared with adjusted earnings of $2.6 billion, or $1.82 per share, for the same period in 2011. Adjusted earnings for the quarter were flat compared with the prior year, as impacts from lower production volumes and refining margins were offset by improvements from higher commodity prices and marketing margins. Adjusted earnings per share increased 11 percent due to the company’s ongoing share repurchase program.

During the first quarter of 2012, ConocoPhillips generated $4.2 billion in cash from operations and received $1.1 billion in proceeds from asset dispositions. The company funded a $4.4 billion capital program, repurchased $1.9 billion of ConocoPhillips common stock, and paid $0.8 billion in dividends.

At quarter end, the company had $3.7 billion in cash and $0.5 billion in short-term investments. As of March 31, 2012, debt was $28.4 billion, reflecting the placement of $5.8 billion of senior notes for Phillips 66. A corresponding balance was held in restricted cash at March 31, 2012.

Earnings
	Millions of Dollars
	First Quarter
	2012	2011
Exploration and Production (E&P)	$2,548	2,352
Midstream	93	73
Refining and Marketing (R&M)	452	482
LUKOIL Investment	-	239
Chemicals	218	193
Emerging Businesses	(14)	(7)
Corporate and Other	(360)	(304)
ConocoPhillips	$2,937	3,028

Adjusted Earnings
	Millions of Dollars
	First Quarter
	2012	2011
Exploration and Production (E&P)	$2,131	2,197
Midstream	93	73
Refining and Marketing (R&M)	444	480
LUKOIL Investment	-	2
Chemicals	218	193
Emerging Businesses	(14)	(7)
Corporate and Other	(265)	(304)
ConocoPhillips	$2,607	2,634

Repositioning

Completion of the repositioning into two independent, leading energy companies is set for May 1, 2012. ConocoPhillips shareholders as of the record date of April 16, 2012, will receive the distribution of Phillips 66 common stock after market close on April 30, 2012. When-issued trading for Phillips 66 commenced on April 12, and will continue through the distribution date. Phillips 66 will trade on the New York Stock Exchange under the ticker symbol PSX. Replays and transcripts of the April investor updates given by both companies are available on the “Investor Information” link at www.conocophillips.com.

ConocoPhillips will host a conference call at 11 a.m. Eastern time today to discuss its quarterly results and provide a status update on operational and strategic plans. To listen to the conference call and view related presentation materials, go to www.conocophillips.com and click on the “Investor Information” link. For detailed supplemental information, go to
www.conocophillips.com/EN/investor/financial_reports/earnings_reports/Pages/index.aspx.

ConocoPhillips is an integrated energy company with interests around the world. Headquartered in Houston, Texas, the company had approximately 29,700 employees, $163 billion of assets, and $225 billion of annualized revenues as of March 31, 2012. For more information, go to www.conocophillips.com.

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS
OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target" and other similar words. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. The actual results of operations can and will be affected by a variety of risks and other matters including, but not limited to, changes in commodity prices and refining and marketing margins; changes in expected levels of oil and gas reserves or production; operating hazards, drilling risks, unsuccessful exploratory activities; difficulties in developing new products and manufacturing processes; unexpected cost increases or difficulties maintaining or improving company manufacturing or refining facilities; unexpected difficulties in manufacturing, transporting or refining crude oil; international monetary conditions; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; and general domestic and international economic and political conditions; as well as changes in tax, environmental and other laws applicable to our business. Other factors that could cause actual results to differ materially from those described in the forward-looking statements include other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission (SEC). Unless legally required, ConocoPhillips undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information -- This press release includes the terms adjusted earnings and adjusted earnings per share. These are non-GAAP financial measures. Adjusted earnings and adjusted earnings per share are included to help facilitate comparisons of company operating performance across periods.

References in the release to earnings refer to net income attributable to ConocoPhillips.

Reconciliation of Earnings to Adjusted Earnings

	Millions of Dollars
	Except as Indicated
	1st Quarter
	2012	2011
Consolidated
Earnings	$2,937	3,028
Adjustments:
Net gain on asset sales	(987)	(394)
Impairments	562	-
Repositioning costs	95	-
Adjusted earnings	$2,607	2,634

Earnings per share of common stock (dollars)	$2.27	2.09

Adjusted earnings per share of common stock (dollars)	$2.02	1.82

E&P
Earnings	$2,548	$2,352
Adjustments:
Net gain on asset sales	(937)	(155)
Impairments	520	-
Adjusted earnings	$2,131	$2,197

R&M
Earnings (loss)	$452	482
Adjustments:
Net gain on asset sales	(50)	(2)
Impairments	42	-
Adjusted earnings	$444	480

LUKOIL Investment
Earnings	$-	239
Adjustment: Net gain on asset sales	-	(237)
Adjusted earnings	$-	2

Corporate
Earnings (loss)	$(360)	(304)
Adjustment: Repositioning costs	95	-
Adjusted earnings (loss)	$(265)	(304)

CONTACT:
ConocoPhillips
Aftab Ahmed, 281-293-4138 (media)
aftab.ahmed@conocophillips.com
Clayton Reasor, 212-207-1996 (investors)
c.c.reasor@conocophillips.com